Exhibit 4.2

DESCRIPTION OF COMMON SHARES

Unless the context otherwise requires, the terms “we,” “our,” “us,” and the “Company” refer to Public Storage, a Maryland real estate investment trust.

We are authorized to issue up to 650,000,000 common shares of beneficial interest, par value $0.10 per share.

Common Shares

The following description of our common shares sets forth certain general terms and provisions of our common shares. The statements below describing our common shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our declaration of trust and bylaws.

Holders of our common shares will be entitled to receive distributions when, as and if declared by our board of trustees, out of funds legally available for distribution. If we fail to pay distributions on our outstanding preferred shares of beneficial interest, generally we may not pay distributions on or repurchase our common shares. If we were to liquidate, dissolve or wind up our affairs, holders of common shares will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of our debts and other liabilities and the preferential amounts owing with respect to any of our outstanding preferred shares. Holders of common shares have no preemptive rights, which means they have no right to acquire any additional common shares that we may issue at a later date. The common shares will be, when issued, fully paid and nonassessable.

The holders of our common shares are entitled to cast one vote for each share on all matters presented to our holders for a vote. Our declaration of trust permits cumulative voting for the election of trustees, subject to compliance with the advance notice requirements for the exercise of cumulative voting rights that are set forth in our bylaws. Cumulative voting means that each holder of our common shares is entitled to cast as many votes as there are trustees to be elected multiplied by the number of common shares registered in his or her name. A holder of our common shares that provides us with notice of its intention to cumulate votes (due at the same time each year as a shareholder proposal made pursuant to Rule 14a-8 under the Exchange Act) may cumulate the votes for trustees by casting all of the votes for one candidate or by distributing the votes among as many candidates as he or she chooses.

The rights, preferences and privileges of holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred shares or equity shares of beneficial interest which are outstanding or which we may designate and issue in the future. See “Description of Preferred Shares.”

In addition to the ownership limitations in our declaration of trust, described below, the following could prevent, deter, or delay a change of control transaction:

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provisions of Maryland law may impose limitations that may make it more difficult for a third party to negotiate or effect a business combination transaction or control share acquisition with us.  Currently, our board has opted not to subject the Company to these provisions of Maryland law, but it could choose to do so in the future without shareholder approval.

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Similarly, current provisions of our declaration of trust and powers of our board could have the same effect, including (1) limitations on removal of trustees, (2) restrictions on the acquisition of our shares of beneficial interest, (3) the power to issue additional common shares, preferred shares or equity shares on terms approved by our board without obtaining shareholder approval, (4) the advance notice provisions of our bylaws and (5) our board’s ability under Maryland law, without obtaining shareholder approval, to implement takeover defenses that we may not yet have and to take, or refrain from taking, other actions that could have the effect of delaying, deterring or preventing a transaction or a change in control.

Ownership Limitations

To qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year.

To maintain our qualification as a REIT, our declaration of trust provides that:

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no person, other than an excepted holder or a designated investment entity (each as defined in our declaration of trust and as described below), may own directly or indirectly, or be deemed to own by virtue of the attribution provisions of the Code, more than 3%, in value or number, whichever is more restrictive, of the outstanding shares of any class or series of common shares;

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no person, other than a designated investment entity or an excepted holder (each as defined in our declaration of trust and as described below), may own directly or indirectly, or be deemed to own through attribution, more than 9.9% in value or number, whichever is more restrictive, of the outstanding shares of any class or series of preferred shares, or equity shares;

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no excepted holder, which means certain members of the Hughes family, certain trusts established for the benefit of members of the Hughes family, certain related entities, as well as persons whose ownership of shares would cause members of the Hughes family to be deemed to own shares pursuant to application attribution rules under the Code, may own directly or indirectly common shares if, under the applicable tax attribution rules of the Code, any single excepted holder who is treated as an individual would own more than 35.66%, in value or number, whichever is more restrictive, of any class or series of the outstanding common shares, any two excepted holders treated as individuals would own more than 38.66%, in value or number, whichever is more restrictive, of any class or series of the outstanding common shares, any three excepted holders treated as individuals would own more than 41.66%, in value or number, whichever is more restrictive, of any class or series of the outstanding common shares, any four excepted holders treated as individuals would own more than 44.66%, in value or number, whichever is more restrictive, of any class or series of the outstanding common shares, or any five excepted holders treated as individuals would own more than 47.66%, in value or number, whichever is more restrictive, of any class or series of the outstanding common shares;

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no excepted holder, as described above, may own directly or indirectly, or be deemed to own through attribution, more than 15% in value or number, whichever is more restrictive, of the outstanding shares of any class or series of equity shares; there is no special limit specifically applicable to preferred shares except the general ownership limit;

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no designated investment entity may acquire or hold, directly or indirectly (or through attribution), shares in excess of the designated investment entity limit of 9.9%, in value or number, whichever is more restrictive, of the outstanding shares of any class or series of common shares;

•	a designated investment entity may acquire or hold, directly or indirectly (or through attribution), 100% of the outstanding shares of any class or series of preferred shares or equity shares;
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no person shall actually or beneficially own our shares to the extent that such ownership would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT at any time; and

•	no person shall transfer our shares if such transfer would result in our shares being owned by fewer than 100 persons at any time.

The excepted holder limit has been established in light of the fact that the Hughes family and certain related trusts and entities own approximately 14.1% of our common shares outstanding at December 31, 2019, and have the right to acquire additional common shares. The excepted holder limit allows excepted holders, defined in our declaration of trust to include certain members of the Hughes family, certain trusts established for the benefit of members of the Hughes family and certain related entities, to own in the aggregate up to 47.66% of the outstanding shares of any class or series of common shares, so long as no one individual excepted holder would own or be treated as owning in excess of 35.66% of the outstanding shares of any such class or series. We believe that the excepted holder limit will not jeopardize our status as a REIT because no five excepted holders can own more than 47.66% of any class or series of our outstanding common shares and, thus, we will be in compliance with the REIT qualification requirement prohibiting five or fewer individuals from owning more than 50% of the value of our outstanding shares.

Our declaration of trust defines a “designated investment entity” as:

1.	an entity that is a pension trust that qualifies for look-through treatment under Section 856(h)(3) of the Code;
2.	an entity that qualifies as a regulated investment company under Section 851 of the Code; or
3.

an entity (referred to in our declaration of trust as a “qualified investment manager”) that (i) for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing or selling securities; (ii) purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act; and (iii) has or shares voting power and investment power under the Exchange Act; so long as each beneficial owner of such entity, or in the case of a qualified investment manager holding shares solely for the benefit of its customer account holders, the individual account holders of the accounts managed by such entity, would satisfy the 3% common share or 9.9% preferred share or equity share ownership limit, as applicable, if such beneficial owner or account holder owned directly its proportionate share of the shares held by the entity.

Under our declaration of trust, the board of trustees may, in its sole and absolute discretion, exempt a shareholder that is not an individual from the 3% ownership limit for common shares, the 9.9% ownership limit for preferred and equity shares, or the ownership limit for common shares applicable to designated investment entities, if such shareholder provides information and makes representations to the board of trustees that are satisfactory to the board of trustees, in its sole and absolute discretion, to establish that such person’s ownership in excess of the applicable ownership limit would not jeopardize our qualification as a REIT. The board of trustees has from time to time granted waivers to such persons.

Any person who acquires or attempts or intends to acquire actual/or beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as the board of trustees may request in order to determine the effect of such transfer on our status as a REIT. If any transfer of shares or any other event would otherwise result in any person violating the ownership limits described above, then our declaration of trust provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits and (b) the prohibited transferee would not acquire any right or interest in the shares. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

All certificates representing our shares will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares, including common shares, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as the board of trustees may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the various ownership limitations. In addition, each shareholder shall upon demand be required to provide to the board of trustees such information as the board of trustees may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

DESCRIPTION OF PREFERRED SHARES

We are authorized to issue 100,000,000 shares of preferred shares of beneficial interest, par value $0.01 per share, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be set forth in resolutions providing for the issue of preferred shares adopted by our board of trustees.

Description of 5.40% Cumulative Preferred Shares, Series B

General

The following is a brief description of the terms of our 5.40% Cumulative Preferred Shares, Series B (the “Series B Preferred Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles Supplementary classifying the Series B Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.

Ownership Restrictions

For a discussion of ownership limitations that apply to the Series B Preferred Shares, see “Description of Common Shares—Ownership Limitations.”

Ranking

With respect to the payment of distributions and amounts upon liquidation, the Series B Preferred Shares will rank pari passu with our existing preferred shares (collectively, the “Existing Senior Preferred Shares”) and any other preferred shares issued by us, whether now or hereafter issued, ranking pari passu with the Existing Senior Preferred Shares (collectively, together with the Existing Senior Preferred Shares and the Series B Preferred Shares, the “Senior Preferred Shares”), and will rank senior to our common shares and any other shares of beneficial interest of the Company ranking junior to the Series B Preferred Shares.

Distributions

Holders of Series B Preferred Shares, in preference to the holders of our commons shares, and of any other shares of beneficial interest issued by us ranking junior to the Series B Preferred Shares as to payment of distributions, will be entitled to receive, when and as declared by our board of trustees out of assets of the Company legally available for payment, cash distributions payable quarterly at the rate of 5.40% of the liquidation preference per year ($1,350.00 per year per share, equivalent to $1.35 per year per Series B Depositary Share (as defined below)). Distributions on the Series B Preferred Shares will be cumulative from the date of issue and will be payable quarterly on or before March 31, June 30, September 30 and December 31, commencing March 31, 2016, to holders of record as they appear on the shares register of the Company on such record dates, not less than 15 or more than 45 days preceding the payment dates thereof, as shall be fixed by the board of trustees. If the last day of a quarter falls on a non-business day, we may pay distributions for that quarter on the first business day following the end of the quarter. After full distributions on the Series B Preferred Shares have been paid or declared and funds set aside for payment for all past distribution periods and for the then current quarter, the holders of Series B Preferred Shares will not be entitled to any further distributions with respect to that quarter.

When distributions are not paid in full upon the Series B Preferred Shares and any other preferred shares of the Company ranking on a parity as to distributions with the Series B Preferred Shares (including the other series of Senior Preferred Shares), all distributions declared upon the Series B Preferred Shares and any other preferred shares of the Company ranking on a parity as to distributions with the Series B Preferred Shares shall be declared pro rata so that the amount of distributions declared per share on such Series B Preferred Shares and such other shares shall in all cases bear to each other the same ratio that the accrued distributions per share on the Series B Preferred Shares and such other preferred shares bear to each other. Except as set forth in the preceding sentence, unless full distributions on the Series B Preferred Shares have been paid for all past distribution periods, no distributions (other than in common shares or other shares of beneficial interest issued by us ranking junior to the Series B Preferred Shares as to distributions and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be made on common shares or on any other shares of beneficial interest issued by us ranking junior to or on a parity with the Series B Preferred Shares as to distributions or upon liquidation.

Unless full distributions on the Series B Preferred Shares have been paid for all past distribution periods, we and our subsidiaries may not redeem, repurchase or otherwise acquire for any consideration (nor may we or they pay or make available any moneys for a sinking fund for the redemption of) any common shares or any other shares of beneficial interest issued by us ranking junior to or on a parity with the Series B Preferred Shares as to distributions or upon liquidation except by conversion into or exchange for shares of beneficial interest issued by us ranking junior to the Series B Preferred Shares as to distributions and upon liquidation.

If for any taxable year, we elect to designate as “capital gain dividends” (as defined in the Code) any portion of the distributions paid or made available for the year to the holders of all classes and series of our shares of beneficial interest (to the extent treated as a dividend for U.S. federal income tax purposes), then the portion of such distributions designated as capital gain dividends that will be allocable to the holders of Series B Preferred Shares will be an amount equal to the total capital gain dividends multiplied by a fraction, the numerator of which will be the total dividends paid or made available to the holders of Series B Preferred Shares for the year (determined for U.S. federal income tax purposes), and the denominator of which will be the total dividends paid or made available to holders of all classes and series of our outstanding shares of beneficial interest for that year (determined for U.S. federal income tax purposes).

Distributions that are treated as dividends for U.S. federal income tax purposes paid by regular C corporations to persons or entities that are taxed as individuals now are generally taxed at the rate applicable to long-term capital gains, which is a maximum of 20%, subject to certain limitations. Because we are a REIT, however, our dividends, including dividends paid on the Series B Preferred Shares, generally will continue to be taxed at regular ordinary income tax rates, except to the extent that the special rules relating to qualified dividend income or capital gains dividends paid by a REIT apply.

Conversion Rights

The Series B Preferred Shares will not be convertible into shares of any other class or series of beneficial interest of the Company.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred Shares will be entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets is made to holders of common shares or of any other shares of beneficial interest issued by us ranking as to such distribution junior to the Series B Preferred Shares, liquidating distributions in the amount of $25,000 per share (equivalent to $25.00 per Series B Depositary Share), plus all accrued and unpaid distributions (whether or not earned or declared) for the then current, and all prior, distribution periods. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series B Preferred Shares and any other shares issued by us ranking as to any such distribution on a parity with the Series B Preferred Shares (including other series of Senior Preferred Shares) are not paid in full, the holders of the Series B Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Series B Preferred Shares will not be entitled to any further participation in any distribution of assets by us.

For purposes of liquidation rights, a consolidation or merger of the Company with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Company is not a liquidation, dissolution or winding up of the Company.

Redemption

Except in certain circumstances relating to our qualification as a REIT, we may not redeem the Series B Preferred Shares prior to January 20, 2021. On and after January 20, 2021, at any time or from time to time, we may redeem the Series B Preferred Shares in whole or in part at our option at a cash redemption price of $25,000 per Series B

Preferred Share (equivalent to $25.00 per Series B Depositary Share), plus all accrued and unpaid distributions to the date of redemption.

Notwithstanding the foregoing, if any distributions, including any accumulation, on the Series B Preferred Shares are in arrears, we may not redeem any Series B Preferred Shares unless we redeem simultaneously all outstanding Series B Preferred Shares, and we may not purchase or otherwise acquire, directly or indirectly, any Series B Preferred Shares; provided, however, that this shall not prevent the purchase or acquisition of the Series B Preferred Shares pursuant to a purchase or exchange offer if such offer is made on the same terms to all holders of the Series B Preferred Shares.

A notice of redemption of the Series B Preferred Shares (which may be contingent on the occurrence of a future event) will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of Series B Preferred Shares at their addresses as they appear on our stock transfer records. The failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of any Series B Preferred Shares except as to the holder to whom notice was defective or not given. Each notice will state: (1) the redemption date; (2) the number of Series B Preferred Shares to be redeemed; (3) the redemption price per Series B Preferred Share; (4) the place or places where certificates for the Series B Preferred Shares are to be surrendered for payment of the redemption price; and (5) that distributions on the Series B Preferred Shares to be redeemed will cease to accrue on such redemption date.

If fewer than all the Series B Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series B Preferred Shares to be redeemed from such holder. If fewer than all of the outstanding Series B Preferred Shares are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or by any other equitable method we may choose. In order to facilitate the redemption of Series B Preferred Shares, the board of trustees may fix a record date for the determination of Series B Preferred Shares to be redeemed, such record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption.

Notice having been given as provided above, from and after the date specified therein as the date of redemption, unless we default in providing funds for the payment of the redemption price on such date, all distributions on the Series B Preferred Shares called for redemption will cease. From and after the redemption date, unless we so default, all rights of the holders of the Series B Preferred Shares as shareholders of the Company, except the right to receive the redemption price (but without interest), will cease. Upon surrender in accordance with such notice of the certificates representing any such shares (properly endorsed or assigned for transfer, if the board of trustees of the Company shall so require and the notice shall so state), the redemption price set forth above shall be paid out of the funds provided by the Company. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

Subject to applicable law and the limitation on purchases when distributions on the Series B Preferred Shares are in arrears, we may, at any time and from time to time, purchase any Series B Preferred Shares in the open market, by tender or by private agreement.

Voting Rights

Except as indicated below, or except as expressly required by applicable law, holders of the Series B Preferred Shares will not be entitled to vote.

If six quarterly distributions payable on the Series B Preferred Shares or any other series of preferred shares are in default (whether or not declared or consecutive), the holders of the Series B Preferred Shares (voting as a class with all other series of Senior Preferred Shares) will be entitled to elect two additional trustees until all distributions in default have been paid or declared and set apart for payment.

Such right to vote separately to elect trustees shall, when vested, be subject, always, to the same provisions for vesting of such right to elect trustees separately in the case of future distribution defaults. At any time when such right to elect trustees separately shall have so vested, we may, and upon the written request of the holders of record of not less than 10% of the total number of preferred shares of the Company then outstanding shall, call a special meeting of shareholders for the election of trustees. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in our bylaws, provided that we shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders, and the holders of all classes of outstanding preferred shares are offered the opportunity to elect such trustees (or fill any vacancy) at such annual meeting of shareholders. Trustees so elected shall serve until the next annual meeting of our shareholders or until their respective successors are elected and qualified. If, prior to the end of the term of any trustee so elected, a vacancy in the office of such trustee shall occur, during the continuance of a default in distributions on preferred shares of the Company, by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term of such former trustee by the appointment of a new trustee by the remaining trustee or trustees so elected.

The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Series B Preferred Shares and any other series of preferred shares ranking on a parity with the Series B Preferred Shares as to distributions or upon liquidation (which includes the other series of Senior Preferred Shares), voting as a single class, will be required to authorize another class of shares senior to the Series B Preferred Shares with respect to the payment of distributions or the distribution of assets on liquidation. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Series B Preferred Shares will be required to amend or repeal any provision of, or add any provision to, the declaration of trust, including articles supplementary if such action would materially and adversely alter or change the rights, preferences or privileges of the Series B Preferred Shares.

No consent or approval of the holders of the Series B Preferred Shares will be required for the issuance from the Company’s authorized but unissued preferred shares or other shares of any series of preferred shares ranking on a parity with or junior to the Series B Preferred Shares as to payment of distributions and distribution of assets, including other Series B Preferred Shares.

Description of 5.125% Cumulative Preferred Shares, Series C

The following is a brief description of the terms of our 5.125% Cumulative Preferred Shares, Series C (“Series C Preferred Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles Supplementary classifying the Series C Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. The terms and provisions of our Series C Preferred Shares are substantially the same as those of our Series B Preferred Shares as described in “—Description of 5.40% Cumulative Preferred Shares, Series B” above, except that cash distributions are payable quarterly at the rate of 5.125% of the liquidation preference per year ($1,281.25 per year per share, equivalent to $1.28125 per year per Series C Depositary Share (as defined below)), distributions on the Series C Preferred Shares commenced on June 30, 2016 and, except in certain circumstances, we may not redeem the Series C Preferred Shares prior to May 17, 2021.

Description of 4.95% Cumulative Preferred Shares, Series D

The following is a brief description of the terms of our 4.95% Cumulative Preferred Shares, Series D (“Series D Preferred Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles Supplementary classifying the Series D Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. The terms and provisions of our Series D Preferred Shares are substantially the same as those of our Series B Preferred Shares as described in “—Description of 5.40% Cumulative Preferred Shares, Series B” above, except that cash distributions are payable quarterly at the rate of 4.95% of the liquidation preference per year ($1,237.50 per year per share, equivalent to $1.2375 per year per Series D Depositary Share (as defined below)), distributions on the Series D Preferred Shares commenced on September 30, 2016 and, except in certain circumstances, we may not redeem the Series D Preferred Shares prior to July 20, 2021.

Description of 4.90% Cumulative Preferred Shares, Series E

The following is a brief description of the terms of our 4.90% Cumulative Preferred Shares, Series E (“Series E Preferred Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles Supplementary classifying the Series E Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. The terms and provisions of our Series E Preferred Shares are substantially the same as those of our Series B Preferred Shares as described in “—Description of 5.40%

Cumulative Preferred Shares, Series B” above, except that cash distributions are payable quarterly at the rate of 4.90% of the liquidation preference per year ($1,225.00 per year per share, equivalent to $1.225 per year per Series E Depositary Share (as defined below)), distributions on the Series E Preferred Shares commenced on December 31, 2016 and, except in certain circumstances, we may not redeem the Series E Preferred Shares prior to October 14, 2021.

Description of 5.15% Cumulative Preferred Shares, Series F

The following is a brief description of the terms of our 5.15% Cumulative Preferred Shares, Series F (“Series F Preferred Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles Supplementary classifying the Series F Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. The terms and provisions of our Series F Preferred Shares are substantially the same as those of our Series B Preferred Shares as described in “—Description of 5.40% Cumulative Preferred Shares, Series B” above, except that cash distributions are payable quarterly at the rate of 5.15% of the liquidation preference per year ($1,287.50 per year per share, equivalent to $1.2875 per year per Series F Depositary Share (as defined below)), distributions on the Series F Preferred Shares commenced on June 30, 2017 and, except in certain circumstances, we may not redeem the Series F Preferred Shares prior to June 2, 2022.

Description of 5.05% Cumulative Preferred Shares, Series G

The following is a brief description of the terms of our 5.05% Cumulative Preferred Shares, Series G (“Series G Preferred Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles Supplementary classifying the Series G Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. The terms and provisions of our Series G Preferred Shares are substantially the same as those of our Series B Preferred Shares as described in “—Description of 5.40% Cumulative Preferred Shares, Series B” above, except that cash distributions are payable quarterly at the rate of 5.05% of the liquidation preference per year ($1,262.50 per year per share, equivalent to $1.2625 per year per Series G Depositary Share (as defined below)), distributions on the Series G Preferred Shares commenced on September 30, 2017 and, except in certain circumstances, we may not redeem the Series G Preferred Shares prior to August 9, 2022.

Description of 5.60% Cumulative Preferred Shares, Series H

The following is a brief description of the terms of our 5.60% Cumulative Preferred Shares, Series H (“Series H Preferred Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles Supplementary classifying the Series H Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. The terms and provisions of our Series H Preferred Shares are substantially the same as those of our Series B Preferred Shares as described in “—Description of 5.40% Cumulative Preferred Shares, Series B” above, except that cash distributions are payable quarterly at the rate of 5.60% of the liquidation preference per year ($1,400.00 per year per share, equivalent to $1.40 per year per Series H Depositary Share (as defined below)), distributions on the Series H Preferred Shares commenced on March 31, 2019 and, except in certain circumstances, we may not redeem the Series H Preferred Shares prior to March 11, 2024.

Description of 4.875% Cumulative Preferred Shares, Series I

The following is a brief description of the terms of our 4.875% Cumulative Preferred Shares, Series I (“Series I Preferred Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles Supplementary classifying the Series I Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. The terms and provisions of our Series I Preferred Shares are substantially the same as those of our Series B Preferred Shares as described in “—Description of 5.40% Cumulative Preferred Shares, Series B” above, except that cash distributions are payable quarterly at the rate of 4.875% of the liquidation preference per year ($1,218.75 per year per share, equivalent to $1.21875 per year per Series I Depositary Share (as defined below)), distributions on the Series I Preferred Shares commenced on December 31, 2019 and, except in certain circumstances, we may not redeem the Series I Preferred Shares prior to September 12, 2024.

Description of 4.70% Cumulative Preferred Shares, Series J

The following is a brief description of the terms of our 4.70% Cumulative Preferred Shares, Series J (“Series J Preferred Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles Supplementary classifying the Series J Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. The terms and provisions of our Series J Preferred Shares are substantially the same as those of our Series B Preferred Shares as described in “—Description of 5.40% Cumulative Preferred Shares, Series B” above, except that cash distributions are payable quarterly at the rate of 4.70% of the liquidation preference per year ($1,175.00 per year per share, equivalent to $1.175 per year per Series J Depositary Share (as defined below)), distributions on the Series J Preferred Shares commenced on March 31, 2020 and, except in certain circumstances, we may not redeem the Series J Preferred Shares prior to November 15, 2024.

Description of 4.75% Cumulative Preferred Shares, Series K

The following is a brief description of the terms of our 4.75% Cumulative Preferred Shares, Series K (“Series K Preferred Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles Supplementary classifying the Series K Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. The terms and provisions of our Series K Preferred Shares are substantially the same as those of our Series B Preferred Shares as described in “—Description of 5.40% Cumulative Preferred Shares, Series B” above, except that cash distributions are payable quarterly at the rate of 4.75% of the liquidation preference per year ($1,187.50 per year per share, equivalent to $1.1875 per year per Series K Depositary Share (as defined below)), distributions on the Series K Preferred Shares commenced on March 31, 2020 and, except in certain circumstances, we may not redeem the Series K Preferred Shares prior to December 20, 2024.

Description of 4.625% Cumulative Preferred Shares, Series L

The following is a brief description of the terms of our 4.625% Cumulative Preferred Shares, Series L (“Series L Preferred Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles Supplementary classifying the Series L Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. The terms and provisions of our Series L Preferred Shares are substantially the same as those of our Series B Preferred Shares as described in “—Description of 5.40% Cumulative Preferred Shares, Series B” above, except that cash distributions are payable quarterly at the rate of 4.625% of the liquidation preference per year ($1,156.25 per year per share, equivalent to $1.15625 per year per Series L Depositary Share (as defined below)), distributions on the Series L Preferred Shares commenced on September 30, 2020 and, except in certain circumstances, we may not redeem the Series L Preferred Shares prior to June 17, 2025.

Description of 4.125% Cumulative Preferred Shares, Series M

The following is a brief description of the terms of our 4.125% Cumulative Preferred Shares, Series M (“Series M Preferred Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles Supplementary classifying the Series M Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. The terms and provisions of our Series M Preferred Shares are substantially the same as those of our Series B Preferred Shares as described in “—Description of 5.40% Cumulative Preferred Shares, Series B” above, except that cash distributions are payable quarterly at the rate of 4.125% of the liquidation preference per year ($1,031.25 per year per share, equivalent to $1.03125 per year per Series M Depositary Share (as defined below)), distributions on the Series M Preferred Shares commenced on December 31, 2020 and, except in certain circumstances, we may not redeem the Series M Preferred Shares prior to August 14, 2025.

Description of 3.875% Cumulative Preferred Shares, Series N

The following is a brief description of the terms of our 3.875% Cumulative Preferred Shares, Series N (“Series N Preferred Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles Supplementary classifying the Series N Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. The terms and provisions of our Series N Preferred Shares are substantially the same as those of our Series B Preferred Shares as described in “—Description of 5.40% Cumulative Preferred Shares, Series B” above, except that cash distributions are payable quarterly at the rate of

3.875% of the liquidation preference per year ($968.75 per year per share, equivalent to $0.96875 per year per Series N Depositary Share (as defined below)), distributions on the Series N Preferred Shares commenced on December 31, 2020 and, except in certain circumstances, we may not redeem the Series N Preferred Shares prior to October 6, 2025.

Description of 3.900% Cumulative Preferred Shares, Series O

The following is a brief description of the terms of our 3.900% Cumulative Preferred Shares, Series O (“Series O Preferred Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles Supplementary classifying the Series O Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. The terms and provisions of our Series O Preferred Shares are substantially the same as those of our Series B Preferred Shares as described in “—Description of 5.40% Cumulative Preferred Shares, Series B” above, except that cash distributions are payable quarterly at the rate of 3.900% of the liquidation preference per year ($975.00 per year per share, equivalent to $0.9750 per year per Series O Depositary Share (as defined below)), distributions on the Series O Preferred Shares will commence on March 31, 2021 and, except in certain circumstances, we may not redeem the Series O Preferred Shares prior to November 17, 2025.

DESCRIPTION OF DEPOSITARY SHARES

Description of Depositary Shares, each Representing 1/1,000 of a Series B Preferred Share

General

The following is a brief description of the terms of our depositary shares, each representing 1/1,000 of Series B Preferred Share (“Series B Depositary Shares”) which does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the Deposit Agreement relating to the Series B Preferred Shares (the “Deposit Agreement”), which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. Our Series B Depositary Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “PSAPrB.”

The Series B Preferred Shares are deposited with Computershare Trust Company, N. A., as Depositary (the “Preferred Shares Depositary”), under a Deposit Agreement among the Company, the Preferred Shares Depositary and the holders from time to time of the depositary receipts (the “Depositary Receipts”) issued by the Preferred Shares Depositary under the Deposit Agreement. The Depositary Receipts evidence the Series B Depositary Shares. Each holder of a Depositary Receipt evidencing a Series B Depositary Share is entitled, proportionately, to all the rights and preferences of, and subject to all of the limitations of, the interest in the Series B Preferred Shares represented by the Series B Depositary Share (including dividend, voting, redemption and liquidation rights and preferences).

Ownership Restrictions

For a discussion of ownership limitations that apply to the Series B Depositary Shares, see “Description of Common Shares—Ownership Limitations.”

Distributions

The Preferred Shares Depositary will distribute all cash distributions or other cash distributions received in respect of the Series B Preferred Shares to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by us for the Series B Preferred Shares. In the event that the calculation of such amount to be paid results in an amount which is a fraction of one cent, the amount the Preferred Shares Depositary shall distribute to such record holder shall be rounded to the next highest whole cent.

In the event of a distribution other than in cash, the Preferred Shares Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of Series B Depositary Shares owned by such holders on the relevant record date, unless the Preferred Shares Depositary determines (after consultation with us) that it is not feasible to make such distribution, in which case the Preferred Shares Depositary may (with our approval) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each Series B Depositary Share will be entitled to 1/1000th of the liquidation preference accorded each Series B Preferred Share.

Redemption

Whenever we redeem any Series B Preferred Shares held by the Preferred Shares Depositary, the Preferred Shares Depositary will redeem as of the same redemption date the number of Series B Depositary Shares representing the Series B Preferred Shares so redeemed. The Preferred Shares Depositary will publish a notice of redemption of the Series B Depositary Shares containing the same type of information and in the same manner as our notice of redemption and will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the Series B Preferred Shares and the Series B

Depositary Shares to the record holders of the Depositary Receipts. In case less than all the outstanding Series B Depositary Shares are to be redeemed, the Series B Depositary Shares to be so redeemed shall be determined pro rata or by lot in a manner determined by the board of trustees.

Voting

Promptly upon receipt of notice of any meeting at which the holders of the Series B Preferred Shares are entitled to vote, the Preferred Shares Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts as of the record date for such meeting. Each such record holder of Depositary Receipts will be entitled to instruct the Preferred Shares Depositary as to the exercise of the voting rights pertaining to the number of Series B Preferred Shares represented by such record holder’s Series B Depositary Shares. The Preferred Shares Depositary will endeavor, insofar as practicable, to vote such Series B Preferred Shares represented by such Series B Depositary Shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the Preferred Shares Depositary in order to enable the Preferred Shares Depositary to do so. The Preferred Shares Depositary will abstain from voting any of the Series B Preferred Shares to the extent that it does not receive specific instructions from the holders of Depositary Receipts.

Withdrawal of Series B Preferred Shares

Upon surrender of Depositary Receipts at the principal office of the Preferred Shares Depositary, upon payment of any unpaid amount due the Preferred Shares Depositary, and subject to the terms of the Deposit Agreement, the owner of the Series B Depositary Shares evidenced thereby is entitled to delivery of the number of whole Series B Preferred Shares and all money and other property, if any, represented by such Series B Depositary Shares. Partial Series B Preferred Shares will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Series B Depositary Shares in excess of the number of Series B Depositary Shares representing the number of whole Series B Preferred Shares to be withdrawn, the Preferred Shares Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Series B Depositary Shares. Holders of Series B Preferred Shares thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing Series B Depositary Shares therefor.

Amendment and Termination of Deposit Agreement

The form of Depositary Receipt evidencing the Series B Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between us and the Preferred Shares Depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of Series B Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Series B Depositary Shares then outstanding. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any Series B Depositary Shares to surrender the Depositary Receipt evidencing such Series B Depositary Shares with instructions to the Preferred Shares Depositary to deliver to the holder the Series B Preferred Shares and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by us or the Preferred Shares Depositary only if (i) all outstanding Series B Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Series B Preferred Shares in connection with any dissolution of the Company and such distribution has been made to all the holders of Series B Depositary Shares.

Charges of Preferred Shares Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Preferred Shares Depositary in connection with the initial deposit of the Series B Preferred Shares and the initial issuance of the Series B Depositary Shares, and redemption of the Series B Preferred Shares and all withdrawals of Series B Preferred Shares by owners of Series B Depositary Shares. Holders of Depositary Receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the Deposit Agreement to be for their accounts. In certain circumstances, the Preferred Shares Depositary may refuse to transfer Series B Depositary Shares, may withhold distributions and distributions and sell the Series B Depositary Shares evidenced by such Depositary Receipt if such charges are not paid.

Miscellaneous

The Preferred Shares Depositary will forward to the holders of Depositary Receipts all reports and communications from us which are delivered to the Preferred Shares Depositary and which we are required to furnish to the holders of the Series B Preferred Shares. In addition, the Preferred Shares Depositary will make available for inspection by holders of Depositary Receipts at the principal office of the Preferred Shares Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from the Company which are received by the Preferred Shares Depositary as the holder of Series B Preferred Shares.

Neither the Preferred Shares Depositary nor any Depositary’s Agent (as defined in the Deposit Agreement), nor the Registrar (as defined in the Deposit Agreement) nor the Company assumes any obligation or will be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for its gross negligence, willful misconduct or bad faith. Neither the Preferred Shares Depositary, any Depositary’s Agent, the Registrar nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The Company and the Preferred Shares Depositary are not obligated to prosecute or defend any legal proceeding in respect of any Series B Depositary Shares, Depositary Receipts or Series B Preferred Shares unless reasonably satisfactory indemnity is furnished. The Company and the Preferred Shares Depositary may rely on written advice of counsel or accountants, on information provided by holders of Depositary Receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Preferred Shares Depositary

The Preferred Shares Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Preferred Shares Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Shares Depositary and its acceptance of such appointment. Such successor Preferred Shares Depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

Description of Depositary Shares, each Representing 1/1,000 of a Series C Preferred Share

The following is a brief description of the terms of our depositary shares, each representing 1/1,000 of a Series C Preferred Share (“Series C Depositary Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement relating to the Series C Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.  The terms and provisions of our Series C Depositary Shares are substantially the same as those of our Series B Depositary Shares as described in “—Description of Depositary Shares, each Representing 1/1,000 of Series B Preferred Share” above. Our Series C Depositary Shares are listed on the NYSE under the symbol “PSAPrC.”

Description of Depositary Shares, each Representing 1/1,000 of a Series D Preferred Share

The following is a brief description of the terms of our depositary shares, each representing 1/1,000 of a Series D Preferred Share (“Series D Depositary Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement relating to the Series D Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.  The terms and provisions of our Series D Depositary Shares are substantially the same as those of our Series B Depositary Shares as described in “—Description of Depositary Shares, each Representing 1/1,000 of Series B Preferred Share” above. Our Series D Depositary Shares are listed on the NYSE under the symbol “PSAPrD.”

Description of Depositary Shares, each Representing 1/1,000 of a Series E Preferred Share

The following is a brief description of the terms of our depositary shares, each representing 1/1,000 of a Series E Preferred Share (“Series E Depositary Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement relating to the Series E Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.  The terms and provisions of our Series E Depositary Shares are substantially the same as those of our Series B Depositary Shares as described in “—Description of Depositary Shares, each Representing 1/1,000 of Series B Preferred Share” above. Our Series E Depositary Shares are listed on the NYSE under the symbol “PSAPrE.”

Description of Depositary Shares, each Representing 1/1,000 of a Series F Preferred Share

The following is a brief description of the terms of our depositary shares, each representing 1/1,000 of a Series F Preferred Share (“Series F Depositary Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement relating to the Series F Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.  The terms and provisions of our Series F Depositary Shares are substantially the same as those of our Series B Depositary Shares as described in “—Description of Depositary Shares, each Representing 1/1,000 of Series B Preferred Share” above. Our Series F Depositary Shares are listed on the NYSE under the symbol “PSAPrF.”

Description of Depositary Shares, each Representing 1/1,000 of a Series G Preferred Share

The following is a brief description of the terms of our depositary shares, each representing 1/1,000 of a Series G Preferred Share (“Series G Depositary Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement relating to the Series G Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.  The terms and provisions of our Series G Depositary Shares are substantially the same as those of our Series B Depositary Shares as described in “—Description of Depositary Shares, each Representing 1/1,000 of Series B Preferred Share” above. Our Series G Depositary Shares are listed on the NYSE under the symbol “PSAPrG.”

Description of Depositary Shares, each Representing 1/1,000 of a Series H Preferred Share

The following is a brief description of the terms of our depositary shares, each representing 1/1,000 of a Series H Preferred Share (“Series H Depositary Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement relating to the Series H Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.  The terms and provisions of our Series H Depositary Shares are substantially the same as those of our Series B Depositary Shares as described in “—Description of Depositary Shares, each Representing 1/1,000 of Series B Preferred Share” above. Our Series H Depositary Shares are listed on the NYSE under the symbol “PSAPrH.”

Description of Depositary Shares, each Representing 1/1,000 of a Series I Preferred Share

The following is a brief description of the terms of our depositary shares, each representing 1/1,000 of a Series I Preferred Share (“Series I Depositary Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement relating to the Series I Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.  The terms and provisions of our Series I Depositary Shares are substantially the same as those of our Series B Depositary Shares as described in “—Description of Depositary Shares, each Representing 1/1,000 of Series B Preferred Share” above. Our Series I Depositary Shares are listed on the NYSE under the symbol “PSAPrI.”

Description of Depositary Shares, each Representing 1/1,000 of a Series J Preferred Share

The following is a brief description of the terms of our depositary shares, each representing 1/1,000 of a Series J Preferred Share (“Series J Depositary Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement relating to the Series J Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.  The terms and provisions of our Series J Depositary Shares are substantially the same as those of our Series B Depositary Shares as described in “—Description of Depositary Shares, each Representing 1/1,000 of Series B Preferred Share” above. Our Series J Depositary Shares are listed on the NYSE under the symbol “PSAPrJ.”

Description of Depositary Shares, each Representing 1/1,000 of a Series K Preferred Share

The following is a brief description of the terms of our depositary shares, each representing 1/1,000 of a Series K Preferred Share (“Series K Depositary Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement relating to the Series K Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.  The terms and provisions of our Series K Depositary Shares are substantially the same as those of our Series B Depositary Shares as described in “—Description of Depositary Shares, each Representing 1/1,000 of Series B Preferred Share” above. Our Series K Depositary Shares are listed on the NYSE under the symbol “PSAPrK.”

Description of Depositary Shares, each Representing 1/1,000 of a Series L Preferred Share

The following is a brief description of the terms of our depositary shares, each representing 1/1,000 of a Series L Preferred Share (“Series L Depositary Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement relating to the Series L Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.  The terms and provisions of our Series L Depositary Shares are substantially the same as those of our Series B Depositary Shares as described in “—Description of Depositary Shares, each Representing 1/1,000 of Series B Preferred Share” above. Our Series L Depositary Shares are listed on the NYSE under the symbol “PSAPrL.”

Description of Depositary Shares, each Representing 1/1,000 of a Series M Preferred Share

The following is a brief description of the terms of our depositary shares, each representing 1/1,000 of a Series M Preferred Share (“Series M Depositary Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement relating to the Series M Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.  The terms and provisions of our Series M Depositary Shares are substantially the same as those of our Series B Depositary Shares as described in “—Description of Depositary Shares, each Representing 1/1,000 of Series B Preferred Share” above. Our Series M Depositary Shares are listed on the NYSE under the symbol “PSAPrM.”

Description of Depositary Shares, each Representing 1/1,000 of a Series N Preferred Share

The following is a brief description of the terms of our depositary shares, each representing 1/1,000 of a Series N Preferred Share (“Series N Depositary Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement relating to the Series N Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.  The terms and provisions of our Series N Depositary Shares are substantially the same as those of our Series B Depositary Shares as described in “—Description of Depositary Shares, each Representing 1/1,000 of Series B Preferred Share” above. Our Series N Depositary Shares are listed on the NYSE under the symbol “PSAPrN.”

Description of Depositary Shares, each Representing 1/1,000 of a Series O Preferred Share

The following is a brief description of the terms of our depositary shares, each representing 1/1,000 of a Series O Preferred Share (“Series O Depositary Shares”), which does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement relating to the Series O Preferred Shares, which is included as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.  The terms and provisions of our Series O Depositary Shares are substantially the same as those of our Series B Depositary Shares as described in “—Description of Depositary Shares, each Representing 1/1,000 of Series B Preferred Share” above. Our Series O Depositary Shares are listed on the NYSE under the symbol “PSAPrO.”

DESCRIPTION OF NOTES

The following is a brief description of the terms of our 0.875% Senior Notes due January 24, 2032 (the “notes”). The notes are a series of debt securities issued under the indenture, dated as of September 18, 2017, between us and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and the third supplemental indenture, dated as of January 24, 2020 (as supplemented, the “Indenture”), which are included as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We have summarized selected terms and provisions of the Indenture and the Trust Indenture Act below. The following summary of specified provisions of the Indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual provisions of the Indenture, including the definitions contained in the Indenture of some of the terms used below, and the notes. If you would like more information on any of these provisions, you should read the relevant sections of the Indenture. Copies of the Indenture are available from us upon request. Capitalized terms used but not otherwise defined herein have the meanings specified in the Indenture.

The notes were initially limited to an aggregate principal amount of €500,000,000. See “—Further Issuances” below.

The notes are our direct, unsecured and unsubordinated obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated in right of payment to all of our existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness). The notes will also be structurally subordinated in right of payment to all existing and future liabilities and other indebtedness, whether secured or unsecured, of our subsidiaries. As of February 25, 2020, we had outstanding €500,000,000 aggregate principal amount of the notes.  The entire principal amount of the notes will mature and become payable, together with accrued and unpaid interest, on January 24, 2032 (the “Maturity Date”), unless, in each case, the notes are redeemed earlier as described below under “—Optional Redemption.” The notes will not be subject to, or entitled to the benefit of, any sinking fund provisions and will not be convertible into or exchangeable for any of our equity interests. The notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The notes are listed on the NYSE under the symbol “PSA32.” Except as described below under “—Covenants,” the Indenture does not contain any provisions that would limit our ability or the ability of our subsidiaries to incur indebtedness or that would give holders of the notes protection in the event of:

•	a highly leveraged or similar transaction involving us or any of our affiliates;
•	a change of control; or
•	a reorganization, restructuring, merger or similar transaction involving us or any of our affiliates that may adversely affect the holders of the notes.

Restrictions on the ownership and transfer of our common shares of beneficial interest designed to preserve our qualification as a REIT, however, may prevent or hinder a change of control.

Principal and Interest

The notes will bear interest at 0.875% per year from January 24, 2020 or from the immediately preceding interest payment date to which interest has been paid. Interest is payable annually in arrears on January 24, commencing January 24, 2021 (each, an “Interest Payment Date”). Interest on an Interest Payment Date will be paid to the persons, or “holders”, in whose names the notes are registered on the security register at the close of business on the regular record date. The regular record date will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date. Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or January 24, 2020 if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

The principal and interest, if any, of each note payable at maturity or the principal, Make Whole Amount (as defined below), if any, and interest, if any, payable upon earlier redemption will be paid against surrender of the note at the corporate trust office of the paying agent, initially Elavon Financial Services DAC, UK Branch (the “Paying Agent”), located initially at Fifth Floor, 125 Old Broad Street, London EC2N 1AR, in euro.

If any Interest Payment Date, the Maturity Date or any earlier date of redemption falls on a day that is not a Business Day, the required payment will be made on the next Business Day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, Maturity Date or date of redemption, as the case may be. For purposes of the notes, “Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or London are authorized or obligated by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (the Target2 System) or any successor thereto, is open.

Issuance in Euro

Initial holders were required to pay for the notes in euro, and principal and interest payments in respect of the notes, including payments made upon any redemption of the notes, and additional amounts, if any, will be payable in euro.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the Market Exchange Rate (as defined below). Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the Indenture. Neither the Trustee nor the Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

“Market Exchange Rate” means the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second Business Day prior to the relevant payment date, as reported by Bloomberg, or if Bloomberg has not reported such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for euros.

Investors will be subject to foreign exchange risks as to payments of principal and interest in respect of the notes, including payments made upon any redemption of the notes, and additional amounts, if any, that may have important economic and tax consequences to them.

Paying Agent and Registrar

Elavon Financial Services DAC, UK Branch, will initially act as paying agent for the notes. U.S. Bank National Association will initially act as security registrar for the notes. Upon notice to the trustee, we may change any paying agent or security registrar.

Further Issuances

We may, from time to time, without the consent of or notice to existing note holders, create and issue further notes having the same terms and conditions as the notes in all respects, except for the issue date and, to the extent applicable, the issue price, the payment of interest accruing prior to the issue date and the first payment of interest. Additional notes issued in this manner will be consolidated with, and will form a single series of debt securities with, the previously outstanding notes; provided, however, that the issuance of such additional notes will not be so consolidated for United States federal income tax purposes unless such issuance constitutes a “qualified reopening” within the meaning of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

Optional Redemption

We have the option to redeem the notes at any time in whole, or from time to time in part, at a redemption price (the “Redemption Price”) equal to the greater of:

•	100% of the aggregate principal amount of the notes being redeemed; and
•	the Make-Whole Amount (as defined below), if any,

plus, in each case, accrued and unpaid interest on such notes to, but not including, the redemption date.

Notwithstanding the foregoing, if the notes are redeemed on or after October 24, 2031 (three months prior to the Maturity Date) (the “Par Call Date”), the Redemption Price will equal 100% of the aggregate principal amount of the notes being redeemed plus accrued and unpaid interest on such notes to, but not including, the redemption date.

Notice of redemption will be mailed or sent electronically at least 15 but not more than 60 days before the redemption date to each holder of record of notes to be redeemed at its registered address, provided that while the notes are represented by one or more global notes, notice of redemption may, at our option, instead be given to the holders of notes (and beneficial interest therein) in accordance with the applicable rules and regulations of Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and we will instruct the Trustee and Paying Agent accordingly. The notice of redemption for such notes will state, among other things, the redemption date, the Redemption Price and the place or places that payment will be made upon surrender of notes to be redeemed. Unless we default in the payment of the Redemption Price, interest will cease to accrue on the notes at the redemption date.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on an Interest Payment Date falling on or prior to a redemption date will be payable on such Interest Payment Date to the holders thereof as of the close of business on the relevant record date.

If we choose to redeem less than all of the notes, we will notify the Trustee and Paying Agent at least five Business Days prior to giving notice of redemption, or a shorter period as may be satisfactory to the Trustee, of the aggregate principal amount of notes to be redeemed and the redemption date. The Paying Agent will select by lot or such method as the Paying Agent shall deem fair and appropriate and in accordance with the applicable procedures of the depositary, the notes to be redeemed in part; provided, however, that no notes of a principal amount of €100,000 or less shall be redeemed in part.

The notes are also subject to redemption prior to maturity if certain changes occur involving U.S. taxation. If such changes occur, the notes may be redeemed, at our option, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to, but not including, the date of redemption. See “—Redemption for Tax Reasons.”

As used in this “Description of Notes”:

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the Par Call Date of the notes, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

“Make-Whole Amount” means, in connection with any optional redemption, the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed assuming that the notes being redeemed matured on the Par Call Date (not including any portion of any payments of interest accrued to the redemption date), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus 20 basis points.

Payment of Additional Amounts

All payments, including payments of principal and interest, made in respect of the notes will be made free and clear of, and without withholding or deduction for, or on account of, any present or future tax, duty, assessment or other governmental charge of whatever nature imposed, levied or collected by the United States (or any political subdivision or taxing authority thereof or therein), unless such withholding or deduction is required by law or the official interpretation or administration thereof.

We will, subject to the exceptions and limitations set forth below, pay as additional amounts to a holder of a note that is a United States Alien (as defined below) such amounts as may be necessary so that every net payment made in respect of such note after deduction or withholding for, or on account of, any present or future tax, duty, assessment or other governmental charge of whatever nature imposed, levied or collected as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such note to be then due and payable. However, we will not be required to make any payment of additional amounts for or on account of:

(a)

any tax, assessment or other governmental charge that would not have been imposed but for (i) the existence of any present or former connection (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment in respect of the notes or the enforcement of any rights hereunder) between such holder (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such holder, if such holder is an estate or a trust, or a member or shareholder of such holder, if such holder is a partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business in the United States or having or having had a permanent establishment therein, or (ii) the presentation by the holder of the note for payment more than 30 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later;

(b)	any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge;
(c)

any tax, assessment or other governmental charge that would not have been imposed but for such holder’s past or present status as a controlled foreign corporation, passive foreign investment company (including a qualified electing fund) or foreign private foundation or other tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States Federal income tax;

(d)	any tax, assessment or other governmental charge that is payable otherwise than by deduction or withholding from a payment on a note;
(e)

any tax, assessment or other governmental charge required to be deducted or withheld by any paying agent from any payment on a note, if such payment can be made without such deduction or withholding by any other paying agent;

(f)

any tax, assessment or other governmental charge that would not have been imposed but for the holder’s failure to comply with any applicable certification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a note if, without regard to any tax treaty, such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(g)

any tax, assessment or other governmental charge imposed by reason of the holder (i) owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) receiving interest described in Section 881(c)(3)(A) of the United States Internal Revenue Code or (iii) being a controlled foreign corporation with respect to the United States that is related to the Company by actual or constructive stock ownership;

(h)

any tax, assessment or other governmental charge that is imposed on a payment pursuant to Sections 1471 through 1474 of the United States Internal Revenue Code (FATCA), any Treasury regulations and official interpretations thereof, and any regulations or official law, agreement or interpretations thereof implementing an intergovernmental approach thereto; or

(i)	any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);

nor shall such additional amounts be paid with respect to any payment on a note to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of such note.

For purposes of the foregoing, the holding of or the receipt of any payment with respect to a note shall not constitute a connection between the holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or a person having power over, such holder if such holder is an estate, a trust, a partnership or a corporation) and the United States.

The term “United States Alien” means any person who, for United States Federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States Federal income tax purposes, a foreign corporation, a nonresident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

References to the principal of and interest, if any, on the notes include additional amounts, if any, payable on the notes in that context.

Redemption for Tax Reasons

If we have or will become obliged to pay additional amounts (as described above under the heading “—Payment of Additional Amounts”) as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or taxing authority thereof or therein, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after January 17, 2020, and we determine that such obligation cannot be avoided by the use of reasonable measures then available to us, we may, at our option, at any time, having giving not less than 15 nor more than 60 days’ prior written notice to holders, redeem, in whole, but not in part, the notes at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest, if any, on the notes being redeemed to, but not including, the redemption date, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts if a payment in respect to the notes were due on such date.

Covenants

The following covenants and related definitions will apply to the notes:

Limitation on Debt

We will not, and will not permit any of our Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and any other Debt incurred or repaid since the end of the most recent Reporting Date prior to the incurrence of such Debt and the application of the proceeds from such Debt and such other Debt on a pro forma basis, the aggregate principal amount of our Debt would exceed 65% of the sum of the following (without duplication): (1) our Total Assets as of such Reporting Date; (2) the aggregate purchase price of any assets acquired, and the aggregate amount of proceeds received from any incurrence of other Debt and any securities offering proceeds received (to the extent such proceeds were not used to acquire assets or used to reduce Debt), by us or any of our Subsidiaries since the end of the most recent Reporting Date prior to the incurrence of such Debt; and (3) the proceeds or assets obtained from the incurrence of such Debt and other securities issued as part of the same transaction on a pro forma basis (including assets to be acquired in exchange for debt assumption and security issuance as in the case of a merger).

Limitation on Secured Debt

We will not, and will not permit any of our Subsidiaries to, incur any Secured Debt if, immediately after giving effect to the incurrence of such Secured Debt and any other Secured Debt incurred or repaid since the end of the most recent Reporting Date prior to the incurrence of such Secured Debt and the application of the proceeds from such Secured Debt and such other Secured Debt on a pro forma basis, the aggregate principal amount of our Secured Debt would exceed 50% of the sum of the following (without duplication): (1) our Total Assets as of such Reporting Date; (2) the aggregate purchase price of any assets acquired, and the aggregate amount of proceeds received from any incurrence of other Debt and any securities offering proceeds received (to the extent such proceeds were not used to acquire assets or used to reduce Debt), by us or any of our Subsidiaries since the end of the most recent Reporting Date prior to the incurrence of such Debt; and (3) the proceeds or assets obtained from the incurrence of such Secured Debt and other securities issued as part of the same transaction on a pro forma basis (including assets to be acquired in exchange for debt assumption and security issuance as in the case of a merger).

Interest Coverage Ratio

We will not, and will not permit any of our Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the ratio of Adjusted EBITDA to Interest Expense for the four (4) consecutive fiscal quarters ended on the most recent Reporting Date prior to the incurrence of such Debt would be less than 1.50 to 1.00, and calculated on the following assumptions (without duplication): (1) such Debt and any other Debt incurred since such Reporting Date and outstanding on the date of determination had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such four-quarter period; (2) the repayment or retirement of any other Debt since such Reporting Date had occurred on the first day of such four-quarter period; and (3) in the case of any acquisition or disposition by us or any of our Subsidiaries of any asset or group of assets since such Reporting Date, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such four-quarter period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

If any Debt incurred during the period from such Reporting Date to the date of determination bears interest at a floating rate, then, for purposes of calculating the Interest Expense, the interest rate on such Debt will be computed on a pro forma basis as if the average daily rate during such interim period had been the applicable rate for entire relevant four-quarter period. For purposes of the foregoing, Debt will be deemed to be incurred by a Person whenever such Person creates, assumes, guarantees or otherwise becomes liable in respect thereof.

Maintenance of Total Unencumbered Assets

As of each Reporting Date, our Unencumbered Assets will not be less than 125% of our Unsecured Debt.

Provision of Financial Information

For so long as any notes are outstanding, if we are subject to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision, we will deliver to the Trustee the annual reports, quarterly reports and other documents which we are required to file with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a) or 15(d) or any successor provision, within 15 days after the date that we file the same with the Commission. If we are not subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, and for so long as any notes are outstanding, we will deliver to the Trustee the quarterly and annual financial statements and accompanying Item 303 of Regulation S-K disclosure (“management’s discussion and analysis of financial condition and results of operations”) that would be required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, required to be filed with the Commission if we were subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, within 15 days of the filing date that would be applicable to a non-accelerated filer at that time pursuant to applicable Commission rules and regulations.

Reports and other documents filed by the Company with the Commission and publicly available via the EDGAR system or our website will be deemed to be delivered to the Trustee as of the time such filing is publicly available via EDGAR or our website for purposes of this covenant; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed or are publicly available via EDGAR or our website. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including its compliance with any of its covenants relating to the notes (as to which the Trustee is entitled to rely exclusively on an officer’s certificate).

Definitions

As used in this “Description of Notes,” the following defined terms have the meanings indicated:

“Adjusted EBITDA” means, for any period, the Company’s Pro Rata Share of EBITDA for such period; provided, that, so long as any of PS Business Parks and Shurgard Europe is not a Subsidiary of the Company, “Adjusted EBITDA” shall include the amount of dividends, distributions or interest paid in cash by any such entity that is not a Subsidiary to the Company or any of its Subsidiaries during the applicable period.

“Capitalized Property Value” means, with respect to any Person, (a) Property EBITDA of such Person for the four (4) consecutive fiscal quarters ended on a Reporting Date divided by (b) the Capitalization Rate.

“Capitalization Rate” means 6.75%.

“Debt” means, without duplication, the Company’s Pro Rata Share of the aggregate principal amount of indebtedness in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, as determined in accordance with GAAP, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on Property or other assets owned by the Company or any Subsidiary directly, or indirectly through unconsolidated joint ventures, as determined in accordance with GAAP, (iii) reimbursement obligations in connection with any letters of credit actually issued and called, (iv) any lease of property by the Company or any Subsidiary as lessee which is reflected in the Company’s balance sheet as a capitalized lease, in accordance with GAAP; provided, that Debt also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, items of indebtedness of another Person (other than the Company or any Subsidiary) described in clauses (i) through (iv) above (or, in the case of any such obligation made jointly with another Person, the Company’s or Subsidiary’s allocable portion of such obligation based on its ownership interest in the related real estate assets or such other applicable assets); and provided, further, that Debt excludes Intercompany Debt.

“Development Property” means a Property currently under development on which the improvements have not been completed, or a Property where development has been completed as evidenced by a certificate of occupancy for the entire Property for the 36 month period following the issuance of such certificate of occupancy (provided that the Company may at its option elect to remove a Property from the category of Development Properties prior to the completion of the 36 month period, but any such Property may not be reclassified as a Development Property). The term “Development Property” shall include real property of the type described in the immediately preceding sentence to be (but not yet) acquired by the Company, any Subsidiary or any joint venture of the Company upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition.

“EBITDA” means, with respect to any Person, for any period and without duplication, net earnings (loss) of such Person for such period excluding the impact of the following amounts with respect to any Person (but only to the extent included in determining net earnings (loss) for such period): (i) depreciation and amortization expense and other non-cash charges of such Person for such period; (ii) interest expense of such Person for such period; (iii) income tax expense of such Person in respect of such period; (iv) extraordinary and nonrecurring gains and losses of such Person for such period, including without limitation, gains and losses from the sale of assets, write-

offs and forgiveness of debt, foreign currency translation gains or losses; and (v) non-controlling interests; minus (vi) if during such period any of PS Business Parks or Shurgard Europe is not a Subsidiary of the Company, the impact on EBITDA of each of the foregoing Persons that is not a Subsidiary.

“Encumbered Asset Value” means, with respect to any Person, for any date, the portion of Total Assets serving as collateral for Secured Debt as of such date.

“Equity Interests” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Fair Market Value” means, (a) with respect to a security listed (or an unlisted convertible security that is convertible into a security listed) on Nasdaq or have trading privileges on the New York Stock Exchange, the NYSE American, or another recognized national United States securities exchange, the London Stock Exchange, Euronext or another recognized European securities exchange, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions, and (b) with respect to any other asset, book value (determined in accordance with GAAP).

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied, as in effect from time to time; provided that if, as of a particular date as of which compliance with the covenants contained in the Indenture is being determined, there have been changes in accounting principles generally accepted in the United States of America from those that applied to our consolidated financial statements included in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, we may, in our sole discretion, determine compliance with the covenants contained in the Indenture using accounting principles generally accepted in the United States of America, consistently applied, as in effect as of the end of any calendar quarter selected by us, in our sole discretion, that is on or after June 30, 2017 and prior to the date as of which compliance with the covenants in the Indenture is being determined (“Fixed GAAP”), and, solely for purposes of calculating the covenants as of such date, “GAAP” shall mean Fixed GAAP.

“Intercompany Debt” means, as of any date, Debt to which the only parties are the Company and any of its Subsidiaries, but only so long as that Debt is held solely by any of the Company and any of its Subsidiaries as of that date and, provided that, in the case of Debt owed by the Company to any Subsidiary, the Debt is subordinated in right of payment to the holders of the notes.

“Interest Expense” means, for any period, the Company’s Pro Rata Share of interest expense for such period, with other adjustments as are necessary to exclude: (i) the effect of items classified as extraordinary items, in accordance with GAAP; (ii) amortization of debt issuance costs; (iii) prepayment penalties and (iv) non-cash swap ineffectiveness charges.

“Marketable Securities” means: (a) common or preferred Equity Interests which are listed on Nasdaq or have trading privileges on the New York Stock Exchange, the NYSE American, or another recognized national United States securities exchange, the London Stock Exchange, Euronext or another recognized European securities exchange; (b) convertible securities which can be converted at any time into common or preferred Equity Interests of the type described in the immediately preceding clause (a); and (c) securities evidencing indebtedness issued by Persons which have an investment grade credit rating by a nationally recognized statistical rating organization; provided that Marketable Securities shall not include any securities that are considered cash equivalents.

“Pro Rata Share” means any applicable figure or measure of the Company and its Subsidiaries on a consolidated basis, less any portion attributable to noncontrolling interests, plus the Company’s or its Subsidiaries’ allocable portion of such figure or measure, based on their ownership interest, of unconsolidated joint ventures. For the avoidance of doubt, and except as otherwise specified in this “Description of Notes,” so long as any of PS Business

Parks and Shurgard Europe is not a Subsidiary of the Company, the calculations of such figures or measures shall exclude the impact of any such entity that is not a Subsidiary.

“Property” means a parcel (or group of related parcels) of real property.

“Property EBITDA” means, for any period, the Company’s Pro Rata Share of EBITDA for such period adjusted to add back the impact of corporate level general and administrative expenses.

“PS Business Parks” means PS Business Parks, Inc., PS Business Parks, L.P. and any of their Subsidiaries and their respective successors and assigns.

“Reporting Date” means the date ending the most recently ended fiscal quarter of the Company for which the Company’s consolidated financial statements are publicly available, it being understood that at any time when the Company is not subject to the informational requirements of the Exchange Act, the term “Reporting Date” shall be deemed to refer to the date ending the fiscal quarter covered by the Company’s most recent quarterly financial statements delivered to the Trustee or, in the case of the last fiscal quarter of the year, the Company’s annual financial statements delivered to the Trustee.

“Secured Debt” means Debt secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of the Company’s Property or other assets or the Property or other assets of any Subsidiary.

“Shurgard Europe” means Shurgard Self Storage SA and its Subsidiaries and their respective successors and assigns.

“Subsidiary” means, for any Person, a corporation, partnership, joint venture, limited liability company or other entity, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person and, for the purposes of this definition, “voting stock, partnership interests, or membership interests” means interests having control over the selection of directors, managers, or trustees, as the case may be, whether at all times or only so long as no senior interest has such voting power by reason of any contingency. Unless the context otherwise requires, “Subsidiary” refers to a Subsidiary of the Company. Notwithstanding the foregoing, none of the Persons comprising PS Business Parks or Shurgard Europe shall at any time constitute or be considered to be a Subsidiary of the Company for any purpose of the Indenture so long as (a) any class of Equity Interests of the applicable holding company of PS Business Parks or Shurgard Europe, as applicable, is publicly traded or (b) such holding company is not a wholly-owned subsidiary of the Company.

“Total Assets” means, as of any date, the sum (without duplication) of: (a) the Capitalized Property Value of the Company and its Subsidiaries, excluding Capitalized Property Value attributable to Properties acquired or disposed of by the Company or any Subsidiary during the four consecutive quarters ending on such date and Development Properties; (b) all cash and cash equivalents (excluding tenant deposits and other cash and cash equivalents the disposition of which is restricted) of the Company and its Subsidiaries at such time; (c) the Pro Rata Share of the current undepreciated book value of Development Properties and all land held for development; (d) the Pro Rata Share of the purchase price paid by the Company or any Subsidiary (less the Pro Rata Share of any amounts paid to the Company or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements, and without regard to allocations of property purchase prices pursuant to Statement of Financial Accounting Standards No. 141 or other provisions of GAAP) for any Property or business acquired by the Company or such Subsidiary during the four consecutive quarters ending on such date; (e) the contractual purchase price of Properties of the Company and its Subsidiaries subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Debt; and (f) the Fair Market Value of all Marketable Securities owned by the Company or any of its Subsidiaries, plus all other assets of the Company and its Subsidiaries (the value of which is determined in accordance with GAAP but excluding assets classified as intangible under GAAP), excluding Equity Interests in Shurgard Europe or PS Business Parks if such interests are not Marketable Securities. The Company shall have the option to include Capitalized Property Value under clause (a) above from any such Properties that are otherwise subject to valuation under clause (c) or (d) above; provided, however, that if such election is made, any value attributable to such Properties under clause (c) or (d) above shall be excluded from the determination of the amount under clause (c) or (d).

“Unencumbered Assets” means, as of any date, Total Assets as of such date less Encumbered Asset Value as of such date.

“Unsecured Debt” means Debt that is not secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of the Company’s Property or other assets or the Property or other assets of any Subsidiary.

Compliance with the covenants described in this “Description of Notes” and with respect to the notes generally may not be waived by us, or by the Trustee, unless the holders of at least a majority in aggregate principal amount of all outstanding notes consent to the waiver.

Merger, Consolidation or Sale

We may consolidate with or into, or sell, assign, convey, transfer or lease all or substantially all of our property and assets to, any other entity, provided that:

•

we shall be the continuing entity, or the successor entity (if other than us) formed by or resulting from such consolidation or merger or which shall have received such sale, assignment, conveyance, transfer or lease of property and assets shall be an entity domiciled in the United States of America, any state thereof or the District of Columbia and shall expressly assume by supplemental indenture payment of the principal of and interest on all of the notes, and the due and punctual performance and observance of all of the covenants and conditions in the Indenture;

•

immediately after giving effect to the transaction and treating the Pro Rata Share of any indebtedness which becomes our obligation or the obligation of a Subsidiary or any of our unconsolidated joint ventures as a result thereof and is not repaid substantially concurrently with the transaction as having been incurred by us, that Subsidiary or that unconsolidated joint venture at the time of the transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering these conditions is delivered to the Trustee.

 Events of Default

The term “Event of Default,” when used in this “Description of Notes” with respect to the notes, means any one of the following events:

(1)	default for 30 days in the payment of any installment of interest on the notes or additional amounts payable with respect to such interest;
(2)	default in the payment of the principal of, or Make-Whole Amount, if any, on, or any additional amounts in respect of, the notes when the same becomes due and payable;
(3)

we fail to comply with any of our other agreements contained in the notes or the Indenture (other than an agreement a default in whose performance or whose breach is elsewhere specifically dealt with in the Indenture or which has expressly been included in the Indenture solely for the benefit of a series of debt securities other than the notes) upon receipt by us of notice of such default by the Trustee or receipt by us and the Trustee of written notice of such default by holders of not less than 25% in aggregate principal amount of the notes then outstanding and we fail to cure (or obtain a waiver of) such default within 90 days after we receive such notice;

(4)

failure to pay any recourse indebtedness for monies borrowed by us in an outstanding principal amount in excess of $100 million when due or upon acceleration after the expiration of any applicable notice and grace period, which recourse indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice of such failure to us from the Trustee (or to us and the Trustee from holders of at least 25% in aggregate principal amount of the notes then outstanding); or

(5)	specific events of bankruptcy, insolvency or reorganization affecting us or certain Subsidiaries or any of their respective properties.

Modification of the Indenture

The Indenture permits us and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the Indenture and affected by a modification or amendment (voting as separate classes), to modify or amend any of the provisions of the Indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of the applicable series under the Indenture. However, no modification or amendment shall, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on, or any Additional Amounts, if any, with respect to, any debt securities, or
•

reduce the principal of or any premium on any debt securities or reduce the rate (or modify the calculation of such rate) of interest on or the redemption or repurchase price of any debt securities, or any Additional Amounts payable with respect to any debt securities or related guarantee or change our or any guarantor’s obligation to pay Additional Amounts, or

•	reduce the amount of principal of any original issue discount securities that would be due and payable upon acceleration of the maturity of any debt security, or
•	adversely affect any right of repayment or repurchase at the option of any holder, or
•

change any place where, or the currency in which, the principal of, any premium or interest on, or any additional amounts with respect to any debt securities or guarantees are payable (or, in the case of redemption on or after the redemption date, or on or after the date for repayment or repurchase), or

•

in the case of any debt security which is convertible into or exchangeable for other securities or property, impair the right to institute suit to enforce the right to convert or exchange such Security in accordance with its terms, or

•	impair the holder’s right to institute suit to enforce the payment of any debt securities or guarantee on or after their stated maturity, or
•

reduce the percentage of the outstanding debt securities of any series whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of the Indenture or specified defaults under the Indenture and their consequences, or

•	reduce the requirements for a quorum or voting at a meeting of holders of the applicable debt securities; or
•

modify the sections of the Indenture setting forth the provisions of the Indenture that may not be amended without the consent of holders, or providing for the waiver of past defaults and the waiver of certain covenants, except to increase any such percentage or provide that certain other provisions of the Indenture cannot be modified or waived without the consent of holder of each outstanding debt security of such series; or

•	release a guarantor from any of the obligations under a guarantee except as permitted under the Indenture;
•	make any change that adversely affects the right, if any, to convert or exchange any debt security for common equity or other securities or property; or
•	change the ranking of the debt securities of any series.

The Indenture also contains provisions permitting us and any guarantor, as applicable, and the Trustee, without the consent of the holders of any debt securities, to modify or amend the Indenture, among other things:

•	to evidence a successor to us or any guarantor, if applicable, as under the Indenture, or successive successions, and the assumption by any such successor of the covenants of us or any guarantor;
•

to add to our covenants or the covenants of any guarantor for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us or any guarantor in the Indenture;

•

to change or eliminate any restrictions on the payment of principal of or any premium or interest on or any additional amounts with respect to any debt securities or any guarantee, provided any such action does not adversely affect the interest of the holders of debt securities of any series;

•	to add to the Events of Default in a manner that benefits the holders of all or any series of debt securities issued under the Indenture;
•

to establish the form or terms of debt securities of any series, and the form of the guarantee of debt securities of any series (provided that any such deletions, additions and changes shall not be applicable to any other series of debt securities then outstanding);

•	to make any change necessary to comply with any requirement of the Commission in connection with the Indenture under the Trust Indenture Act;
•

to provide for any guarantee of the holders of debt securities of a series, to secure the debt securities or to confirm and evidence the release, termination or discharge of any guarantee of or lien securing the debt securities which such release, termination or discharge is permitted by the Indenture;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the Indenture by more than one trustee;
•	to cure any ambiguity, defect or inconsistency in the Indenture;
•

to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the legal rights under the Indenture of any holder in any material respect;

•

to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities; provided, that the action shall not adversely affect the interests of the holders of debt securities in any material respect;

•	to provide for the issuance of additional debt securities, subject to the limitations established in the Indenture;
•	to comply with the rules of any applicable depository or the rules or regulations of any securities exchange or automated quotation system on which any of the debt securities may be listed or traded;
•	to add to or change any provisions of the Indenture to such extent as is necessary to permit or facilitate the issuance of debt securities in uncertificated form;
•

to amend or supplement any provision contained in the Indenture, in any supplemental indenture or in any debt securities, provided that the amendment or supplement (i) does not (a) apply to any outstanding debt securities issued before the date of the amendment or supplement and entitled to the benefits of that provision, or (b) modify the rights of holders of any such debt securities with respect to such provision, or (ii) becomes effective only when no security described in clause (i)(a) is outstanding; or

•

to conform the terms of the Indenture or the debt securities of a series, as applicable, to the description thereof contained in any prospectus, prospectus supplement or other offering document relating to the offer and sale of such debt securities. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with some of the restrictive provisions of the Indenture, which may include covenants, if any, which are specified in the applicable prospectus supplement. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the Indenture with respect to the debt securities of that series and its consequences, except a default which is continuing (i) in the payment of the principal of, or premium, if any, or interest, if any, on, and any Additional Amounts with respect to, the debt securities of that series, (ii) with respect to the conversion or exchange of a series of debt securities convertible or exchangeable into our common equity, or (iii) in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

The Indenture contains provisions for convening meetings of the holders of a series of debt securities. A meeting may be called at any time by the Trustee, and also, upon our or any guarantor’s request, or the request of holders of at least 10% in aggregate principal amount of the outstanding debt securities of any series. Notice of a meeting must be given in accordance with the provisions of the Indenture. Except for any consent which must be given by the holder of each outstanding debt security affected in the manner described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum, as described below, is present may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the outstanding debt securities of the applicable series. However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver, or other action which may be made, given or taken by the holders of a specified percentage, other than a majority, in aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in aggregate principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in aggregate principal amount of the outstanding debt securities of the applicable series, subject to exceptions; provided, however, that if any action is to be taken at that meeting with respect to a consent or waiver which may be given by the holders of a supermajority in aggregate principal amount of the outstanding debt securities of a series, the persons holding or representing that specified supermajority percentage in aggregate principal amount of the outstanding debt securities of that series will constitute a quorum.

Discharge, Defeasance and Covenant Defeasance

Subject to the requirements of the Indenture, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants under the Indenture, including the covenants listed under “—Certain Covenants” above, and thereafter any omission to comply with such obligations shall not constitute a default or an Event of Default.

Governing Law

The Indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Delivery and Form

The notes are represented initially by one or more permanent notes in registered, global form without interest coupons (the “global notes”). These global notes have been deposited with, or on behalf of, a common depositary for and in respect of interests held through, Clearstream and Euroclear, or the common depositary’s nominee, in each case for credit to an account of a direct or indirect participant as described below. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Clearstream and Euroclear or their respective nominees. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. U.S. Bank National Association will initially act as registrar.

Book-Entry Procedures

Global Clearance and Settlement

Beneficial interests in the global notes are represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Clearstream or Euroclear. Those beneficial interests will be in denominations of €100,000 and integral multiples of

€1,000 in excess thereof. Investors may hold notes directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Owners of beneficial interests in the global notes are not entitled to have notes registered in their names, and, except as described herein, will not receive or be entitled to receive physical delivery of notes in certificated form. So long as the common depositary for Clearstream and Euroclear or their nominee is the registered owner of the global notes, the common depositary for all purposes will be considered the sole holder of the notes represented by the global notes under the Indenture and the global notes. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the Indenture, including for purposes of receiving any reports delivered by us or the Trustee pursuant to the Indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the Indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global notes.

Clearstream

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the depositary for Clearstream.

Euroclear

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

Clearstream and Euroclear Arrangements

So long as Clearstream or Euroclear or their nominee or their common depositary is the registered holder of the global notes, Clearstream, Euroclear or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the Indenture and the notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to Clearstream, Euroclear, such nominee or such common depositary, as the case may be, as registered holder thereof. None of us, the Trustee, any agent and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal and interest with respect to the global notes will be credited in euro to the extent received by Clearstream or Euroclear from the paying agent to the cash accounts of Clearstream or Euroclear customers in accordance with the relevant system’s rules and procedures.

Because Clearstream or Euroclear can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Secondary Market Trading

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

The information in this “—Book-Entry Procedures” section concerning the depositary, Clearstream and Euroclear and their book-entry systems has been obtained from sources that we believe to be reliable, but neither we nor any underwriter takes any responsibility for the accuracy or completeness thereof. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream or Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time. None of us, the underwriters, the Trustee or the Paying Agent will have any responsibility for the performance by the depositary, Clearstream and Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

Subject to certain conditions, the notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof if:

(1)

the depositary notifies us that it is unwilling or unable or no longer qualified to continue as depositary for the global notes and we fail to appoint a successor depositary within 90 days after this notice;

(2)	we, at our option, notify the Trustee in writing that we elect to cause the issuance of certificated notes in definitive form; or
(3)	there has occurred and is continuing an Event of Default with respect to the notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Payments (including principal and interest) and transfers with respect to notes in certificated form may be executed at the office or agency maintained for such purpose in London (initially the corporate trust office of the Paying Agent) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the notes, provided that all payments (including principal and interest) on notes in certificated form, for which the holders thereof have given wire transfer instructions at least ten calendar days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.

Concerning our Relationship with the Trustee

Wells Fargo Bank, National Association is an agent of our revolving credit facility and also a lender under our revolving credit facility.